Filed Pursuant to Rule 424(b)(5)

Registration No. 333-112712

Prospectus supplement to prospectus dated February 20, 2004

2,524,754 Shares
Common Stock

All of the shares of our common stock offered by this prospectus supplement are being offered by the selling stockholders named in this prospectus supplement. Since the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive $20,246,529 from the selling stockholders in payment of the option exercise prices. We will use these funds for general corporate purposes.

Our common stock is traded on the Nasdaq National Market under the symbol “ABCO.” On February 25, 2004, the last reported sale price of the common stock was $35.32 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

		Underwriting	Proceeds
	Price to	Discounts and	to Selling
	Public	Commissions	Stockholders

Per Share	$35.10	$0.50	$34.60
Total	$88,618,865	$1,262,377	$87,356,488

Delivery of the shares of common stock will be made on or about March 1, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Deutsche Bank Securities

The date of this prospectus supplement is February 25, 2004.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

      You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement is accurate as of any date other than the date on the front of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

      We provide information to you about this offering of shares of our common stock in:

•	this prospectus supplement, which provides the specific details regarding this offering; and

•	the accompanying base prospectus, which provides general information.

      Generally, when we refer to this “prospectus”, we are referring to both documents combined. Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus, primarily in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of future regulation and competition. Generally, you can identify these statements because they use words like “anticipates”, “believes”, “estimates”, “expects”, “future”, “intends”, “plans” and similar terms. These statements are only our current expectations. They are based on our management’s beliefs and assumptions and on information currently available to our management.

      Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this prospectus and other unforeseen risks. You should not put undue reliance on any forward-looking statements.

      We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

THE ADVISORY BOARD COMPANY

      We provide best practices research and analysis to over 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers and medical device companies in the United States, focusing on business strategy, operations and general management issues. Best practices research identifies, analyzes and describes specific management initiatives, strategies and processes that produce the best results in solving common problems or challenges.

      We offer our research and analysis through discrete annual programs on a subscription or membership basis. For a fixed annual fee, members of each program have access to an integrated set of services such as best practices research studies, executive education seminars, customized research briefs and web-based access to the program’s content database and decision support tools. Each of our programs targets the issues of a specific executive constituency or business function and offers a standardized set of services.

RECENT DEVELOPMENTS

      In a press release on January 29, 2004, we announced that our board of directors authorized a share repurchase of up to $50 million of our common stock. Repurchases will be made from time to time in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. We will fund share repurchases with cash on hand and cash generated from operations. At December 31, 2003, we had $121.0 million in cash and marketable securities and no debt.

RISK FACTORS

      In addition to the other information in this prospectus supplement, you should carefully consider the following risk factors in evaluating us and our business before purchasing shares of our common stock.

Our business is limited to the health care industry

      We derive substantially all of our revenues from clients in the health care industry and, until January 1, 2007, are prohibited by an agreement with The Corporate Executive Board Company from selling our membership-based programs to companies and institutions principally engaged in businesses other than health care.

      As a result, our business, financial condition and results of operations depend upon conditions affecting the health care industry generally and hospitals and health systems particularly. Our ability to grow will depend upon the growth of the health care industry generally as well as our ability to increase the number of programs and services that we sell to our members. Factors that adversely affect the revenues and cash flows of the health care industry, including operating results, capital requirements, regulation and litigation, can be expected to reduce the funds available for purchase of our products and services.

We depend on renewals of our membership-based services

      We derive most of our revenues from renewable memberships in our discrete annual programs. Our prospects therefore depend on our ability to achieve and sustain high renewal rates on existing programs and to enter into new membership arrangements. Failure to achieve high renewal rates would have a material adverse effect on our business, financial condition and operating results. Our success in securing renewals depends upon our ability to deliver consistent, high-quality and timely research and analysis with respect to issues, developments and trends that members view as important. We cannot assure you that we will be able to sustain the level of performance necessary to achieve a high rate of renewals and, as a result, we cannot assure you that we will be able to increase or even maintain our revenues.

Programs we launch in the future may not be successful

      Our future success depends on our ability to develop new programs that serve specific health care constituencies and the changing needs of our current and prospective members for information, analysis and advice. We cannot assure you that our efforts to introduce new programs will be successful. Delays or failures during development or implementation, or lack of market acceptance, of new programs could have a material adverse effect on our business. Our business would be materially adversely affected if we were unable to develop and introduce successful new programs or other new services, or to make enhancements to existing programs, in a timely manner in response to member requirements.

We may experience difficulties in anticipating market trends

      Our future success depends upon our ability to anticipate changing market trends and to adapt our research and analysis to meet the changing information and installation support needs of our members. We may not be able to provide helpful and timely research and analysis of developments and trends in a manner that meets market needs. Any such failure would have a material adverse effect on our business. The health care industry undergoes frequent and often dramatic changes, including the introduction of new and the obsolescence of old payments systems, changing regulatory environments, shifting strategies and market positions of major industry participants and changing objectives and expectations of health care consumers. This environment of rapid and continuous change presents significant challenges to our ability to provide our members with current and timely research, analysis and installation support on issues and topics of importance. Meeting these challenges requires the commitment of substantial resources. We cannot assure you that we will be able to meet these challenges.

Consolidation in the health care industry could adversely affect our business

      Many health care providers, insurers, medical device companies and pharmaceutical companies have consolidated to create larger organizations. Further consolidation could reduce the number of current and potential clients for our services. A reduction in the size of our target market could have a material adverse effect on our business.

      The larger organizations resulting from consolidation in the health care industry could have greater bargaining power, which could affect the current pricing structure for our services. In addition, group purchasing organizations and managed care organizations could increase pressure on providers of health care related services, like ourselves, to reduce prices. Our failure to maintain adequate pricing levels could have a material adverse effect on our business.

We must attract and retain a significant number of highly skilled employees

      Our future success depends upon our ability to hire, train, motivate and retain a significant number of highly skilled employees, particularly research analysts and sales and marketing staff. Our inability to do so would have a material adverse effect on our business. We have experienced, and expect to continue to experience, intense competition for professional personnel from management consulting firms and other producers of research and analysis services. Many of these firms have substantially greater financial resources than we do to attract and compensate qualified personnel. We cannot assure you that we will be successful in attracting a sufficient number of highly skilled employees in the future, or that we will be successful in training, motivating and retaining the employees we are able to hire.

Potential liability claims may adversely affect our business

      Our services, which involve recommendations and advice to health care providers regarding complex business and operational processes, regulatory and compliance issues and labor practices, may give rise to liability claims by our members or by third parties who bring claims against our members and us. Health care providers increasingly are the subject of litigation, and we cannot assure you that we would not also be the subject of such litigation based on our advice and services. A successful liability claim brought against us may adversely affect our reputation in the health care industry and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would have adequate insurance coverage for claims against us.

Cost containment pressures on health care providers may adversely affect our business

      Health care providers have come under increasing pressure to contain operating costs in response to changes in reimbursement rates and increases in labor costs driven by workforce shortages. Health care financing entities, such as Medicare, Medicaid and private health plans, periodically adjust reimbursement rates to health care providers in response to changes in government legislation or market pressure to slow the growth of health care costs. As a result, health care providers may pressure professional information services companies to lower the cost of the services they provide. Our failure to maintain our revenues or operating margin could have a material adverse effect on our business.

The expiration of our noncompetition agreement with The Corporate Executive Board Company may adversely affect our business

      We have a noncompetition agreement with The Corporate Executive Board Company which generally prohibits The Corporate Executive Board Company from selling any membership-

based products and services to health care providers. Additionally, The Corporate Executive Board Company is prohibited from selling such products and services to other types of health care organizations unless the products and services are of a general business nature and are principally sold to companies and institutions not in the health care industry. This agreement ends on January 1, 2007. After that date, The Corporate Executive Board Company may sell membership-based products and services in direct competition with us. Direct competition with The Corporate Executive Board Company may have a material adverse effect on our revenues.

Regulatory change in our market may adversely affect our business

      Changing political, economic and regulatory influences on health care providers could have a material adverse effect on our business, financial condition and results of operations. These influences affect the purchasing practices and operations of health care organizations. Federal and state legislatures periodically have considered programs to reform or amend the United States health care system at both the federal and state level. These efforts could adversely affect our members by resulting in lower reimbursement rates for health care providers, which could change the environment in which providers operate and reduce the willingness or ability of our members to renew or pay for our products and services.

We may have difficulty managing our growth

      Our growth may place significant demands on our financial, operational and managerial resources. To manage future growth, we will have to continue to implement and enhance our operations and financial systems and augment, train and manage our personnel. Our inability to manage our growth successfully would have a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our intellectual property rights

      We rely on copyright laws, as well as nondisclosure and confidentiality arrangements, to protect our proprietary rights in our products and services. We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of our rights or that we will be able to detect unauthorized uses and take timely and effective steps to enforce our rights. If unauthorized uses of our proprietary products and services were to occur, we might be required to engage in costly and time-consuming litigation to enforce our rights. We cannot assure you that we would prevail in such litigation. If others were able to use our intellectual property, our ability to charge fees for our services would be adversely affected.

We may be exposed to litigation related to content

      As a publisher and distributor of original research and analysis and user of licensed third-party content, we face potential liability for defamation, negligence and copyright and trademark infringement. Any such litigation, whether or not resulting in a judgment against us, could have a material adverse effect on our business, financial condition and results of operations. Third-party content includes information created or provided by information services organizations and consultants whom we retain and may be delivered in writing, over the Internet or orally to our members.

We may face damage to our professional reputation or legal liability if our clients are not satisfied with our services

      As a provider of best practices research and analysis, our professional reputation is an important factor in attracting and retaining our members and in building relationships with the progressive health care companies that supply many of the best practices we feature in our research. If members were to become dissatisfied with the quality of our best practices research and the services we provide, our professional reputation could be damaged. If we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

We may not be able to fully realize our deferred tax asset

      For tax purposes, we have deferred income taxes consisting primarily of net operating loss carry forwards for regular federal and state income tax purposes generated from the exercise of common stock options. In estimating future tax consequences, Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes generally considers all expected future events in the determination and evaluation of deferred tax assets and liabilities. We believe that our future taxable income will be sufficient for the full realization of the deferred income taxes. However, Statement of Financial Accounting Standards No. 109 does not consider the effect of future changes in existing tax laws or changes in existing tax rates in the determination and evaluation of deferred tax assets and liabilities until the new tax laws or rates are enacted. If the tax laws or rates are changed or if our future taxable income is less than what we believe it will be, we may not be able to fully realize our deferred tax asset.

There may be risks related to our prior use of Arthur Andersen LLP as our independent auditors

      On June 7, 2002, we dismissed Arthur Andersen LLP and engaged Ernst & Young LLP as our independent auditors. The audited financial statements and schedules as of March 31, 2001, and for the year ended March 31, 2001, included in this prospectus have been audited by Arthur Andersen LLP. Prior to the date of the registration statement of which this prospectus is a part, the Arthur Andersen LLP personnel who were responsible for the audit of our financial statements resigned from Arthur Andersen LLP. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen LLP’s written consent to the inclusion of its audit reports with respect to those financial statements in this registration statement. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to dispense with the requirement to file their consent. Since Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

      In addition, the conviction of Arthur Andersen LLP on federal obstruction of justice charges may adversely affect Arthur Andersen LLP’s ability to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen LLP’s audit of our financial statements included in this prospectus.

SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholders prior to the offering of the shares pursuant to this prospectus supplement, the number of shares offered hereby and the beneficial ownership by the selling stockholders after giving effect to the sale of shares pursuant to this offering. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to the table, each selling stockholder has sole voting and investment power with respect to all shares he or she beneficially owns.

						Total Shares
						Beneficially Owned
	Shares Beneficially			Shares Beneficially		and Subject to
	Owned Prior to			Owned After		Options After
	Offering(1)		Number	Offering(1)		Offering(3)
			of Shares
Name	Number	Percent	Offered(2)	Number	Percent	Number	Percent

Frank J. Williams, Chief Executive Officer and Director	316,543	2.0%	140,000	176,543	1.0%	521,690	2.8%
Scott M. Fassbach, Chief Research Officer	288,017	1.8%	220,000	68,017	*	374,175	2.0%
Richard A. Schwartz, General Manager, Research	153,858	1.0%	150,858	3,000	*	182,858	1.0%
Scott A. Schirmeier, General Manager, Sales and Marketing	110,863	*	110,863	—	*	97,763	*
Non-executives:
An Huang Chen	59,536	*	57,536	2,000	*	59,536	*
Deborah E. Cunningham	46,309	*	46,309	—	*	46,310	*
Christopher B. Denby	60,441	*	59,641	800	*	92,441	*
Sarah U. Evans	45,504	*	44,204	1,300	*	65,505	*
James L. Field	105,390	*	105,390	—	*	93,184	*
John M. Galloway	50,632	*	50,519	113	*	60,633	*
Joshua Gray	80,431	*	66,764	13,667	*	71,058	*
Michael J. Higgins	57,432	*	56,132	1,300	*	56,594	*
Elizabeth B. Keffer	202,782	1.3%	192,782	10,000	*	202,783	1.1%
Stephen W. Kett	51,923	*	51,923	—	*	51,923	*
Bradford S. Koles, Jr.	82,270	*	80,270	2,000	*	71,327	*
Andrew W. Lee	50,519	*	50,519	—	*	60,520	*
Edtward T. Lentz	117,879	*	117,879	—	*	90,202	*
Robert B. Moore	79,428	*	79,428	—	*	79,428	*
Alexander B. Packard	43,100	*	42,100	1,000	*	54,327	*
Franziska R. Shaw	58,426	*	50,000	8,426	*	72,140	*
Mary D. van Hoose	46,288	*	44,906	1,382	*	66,288	*
Other non-executives (72 persons)	770,900	4.7%	706,731	64,169	*	1,080,872	5.9%
All executive officers as a group	869,281	5.2%	621,721	247,560	1.4%	1,176,486	6.4%

(1)	The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Exchange Act. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, holders are treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to each holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(2)	Includes shares to be sold by such holder pursuant to this prospectus supplement that will be issued immediately prior to their sale as a result of the exercise of options.

(3)	The number column indicates the number of shares owned after the offering assuming the exercise of all options, whether vested or unvested, without regard to whether or not the options are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to options are deemed to be outstanding, whether vested or unvested and without regard to whether or not the options are exercisable within 60 days. These columns do not include options expected to be issued shortly after the offering.

UNDERWRITING

      We and the selling stockholders have entered into an underwriting agreement with Deutsche Bank Securities Inc., as underwriter, with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, the selling stockholders have agreed to sell to Deutsche Bank Securities Inc., and Deutsche Bank Securities Inc. has agreed to purchase from the selling stockholders, the 2,524,724 shares of common stock offered hereby. The underwriting agreement provides that the obligations of the underwriter are subject to conditions and that the underwriter will purchase all of the shares of common stock offered hereby, if any of these shares are purchased.

      The underwriter proposes to offer the shares of common stock to the public initially at the offering prices set forth on the cover of this prospectus supplement and to certain dealers at such prices less a selling concession of $0.20 per share. The underwriters may allow and each such dealer may reallow to other dealers a concession not exceeding $0.10 per share. After the initial public offering, such public offering prices and such concessions and reallowances may be changed.

      We and the selling stockholders have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriter may be required to make in respect of these liabilities.

      Our expenses of this offering are estimated at $165,000 and are payable by the selling stockholders.

      The following table summarizes the underwriting discounts and estimated expenses the selling stockholders will pay:

	Per Share	Total

Underwriting Discounts	$0.50	$1,262,377
Expenses	$0.07	$165,000

Electronic Distribution

      A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Deutsche Bank Securities Inc.

      Other than the prospectus in electronic format, the information on Deutsche Bank Securities Inc.’s Web site and any information contained in any other Web site maintained by Deutsche Bank Securities Inc. is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or Deutsche Bank Securities Inc. in its capacity as underwriter and should not be relied upon by investors.

No Sale of Similar Securities

      Subject to certain exceptions, we and certain of our stockholders and the selling stockholders have each agreed not to directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our capital stock (including shares of capital stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and shares of capital stock which may be issued upon exercise of a stock option or warrant) or enter into any hedging transaction relating to the capital stock for a period of 90 days after the date of this prospectus supplement, without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice.

Passive Market Maker

      In connection with the offering, Deutsche Bank Securities Inc. may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of the shares being offered by this prospectus supplement and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Stabilization Transactions

      Deutsche Bank Securities Inc. may engage in stabilizing transactions and purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

      These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor Deutsche Bank Securities Inc. make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor Deutsche Bank Securities Inc. make any representation that Deutsche Bank Securities Inc. will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Gibson, Dunn & Crutcher LLP. The underwriter is represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the years ended March 31, 2002 and 2003, as set forth in their reports, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      Our financial statements and schedule as of and for the year ended March 31, 2001, incorporated by reference into this prospectus have been audited by Arthur Andersen LLP. Arthur Andersen LLP has not reissued its report with respect to those financial statements and schedules and we have not been able to obtain, after reasonable efforts, Arthur Andersen LLP’s written consent to the incorporation into this prospectus of said report. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this prospectus without a written consent from Arthur Andersen LLP. Since Arthur Andersen LLP has not issued its consent to the incorporation of their report into this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933.

PROSPECTUS

2,980,990 Shares

Common Stock

        This prospectus relates to the public offering of up to 2,980,990 shares of our common stock by certain stockholders. The selling stockholders may offer and sell the shares in a number of different ways and at varying prices from time to time after the effective date of the registration statement of which this prospectus is a part. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We and the selling stockholders will provide the specific terms of any offering of shares, including the price of the shares, in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

      We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” on page 5. We will not directly receive any of the proceeds from the sale of shares of common stock by the selling stockholders. Since a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive payment from the selling stockholders of the option exercise prices. We will use these funds for general corporate purposes.

      Our common stock is traded on the Nasdaq National Market under the symbol “ABCO.” On February 20, 2004, the last reported sale price of the common stock was $36.38 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 20, 2004

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, the selling stockholders identified in this prospectus may sell an aggregate of up to 2,980,990 shares of our common stock.

      This prospectus provides you with a general description of the common stock that the selling stockholders may sell. Each time the selling stockholders use this prospectus in connection with a sale of the common stock, we and the selling stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price at which the shares will be offered. The prospectus supplement also may add, update or change information contained in this prospectus, and may contain information concerning the risks of an investment in the common stock. You should read both this prospectus and the prospectus supplement together with additional information described under the caption “Where You Can Find More Information About Us”. The selling stockholders may use this prospectus to sell common stock only if it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We have filed a registration statement on Form S-3 to register these shares with the SEC. This prospectus is part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the SEC’s operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The materials that we file may be accessed electronically by means of the SEC’s homepage on the Internet at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This information may also be accessed via our homepage on the Internet at http://www.advisoryboardcompany.com.

      The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, and information that we subsequently file with the SEC will supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents set forth below, which we already have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, except for Current Reports on Form 8-K containing disclosure furnished under Item 9 or Item 12 of Form 8-K and exhibits relating to such disclosures, unless otherwise specifically stated in the Form 8-K, until the selling stockholders have sold all the shares offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended March 31, 2003, filed with the SEC on June 27, 2003;

•	our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, for the quarter ended September 30, 2003, filed with the SEC on November 14, 2003 and for the quarter ended December 31, 2003, filed with the SEC on February 17, 2004; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on October 20, 2001.

      We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, other than the exhibits to such documents, unless such exhibits specifically are incorporated by reference into the documents that this prospectus incorporates, upon written or oral request and at no cost to you. You may make such requests to the following name, address and telephone number:

David L. Felsenthal
The Advisory Board Company
The Watergate
600 New Hampshire Avenue, N.W.
Washington, DC 20037
(202) 672-5600

      You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE ADVISORY BOARD COMPANY

      We provide best practices research and analysis to over 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers and medical device companies in the United States, focusing on business strategy, operations and general management issues. Best practices research identifies, analyzes and describes specific management initiatives, strategies and processes that produce the best results in solving common problems or challenges.

      We offer our research and analysis through discrete annual programs on a subscription or membership basis. For a fixed annual fee, members of each program have access to an integrated set of services such as best practices research studies, executive education seminars, customized research briefs and web-based access to the program’s content database and decision support tools. Each of our programs targets the issues of a specific executive constituency or business function and offers a standardized set of services.

USE OF PROCEEDS

      All of the shares of common stock being sold in the offering are being sold by the selling stockholders. We will not directly receive any proceeds from the sale of the common stock. Since a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive payment from the selling stockholders of the option exercise prices. We will use these funds for general corporate purposes.

SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock as of the date of this prospectus. Because the selling stockholders may sell none, all or a portion of the shares that they hold pursuant to this offering, no meaningful estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to the table, the selling stockholders have sole voting and investment power with respect to all shares beneficially owned.

			Shares Beneficially
	Shares Beneficially		Owned Prior to Offering
	Owned Prior to		Including All Shares
	Offering(1)		Subject to Options		Number of
					Shares
Name	Number(2)	Percent(2)	Number(3)	Percent(3)	Offered(4)

Frank J. Williams, Chief Executive Officer and Director	316,543	2.0%	661,690	4.0%	140,000
Scott M. Fassbach, Chief Research Officer	288,017	1.8%	594,175	3.6%	220,000
David L. Felsenthal, Chief Financial Officer, Secretary and Treasurer	76,947	*	182,920	1.1%	—
Scott A. Schirmeier, General Manager, Sales and Marketing	110,863	*%	208,626	1.3%	110,863
Richard A. Schwartz, General Manager, Research	153,858	1.0%	333,716	2.1%	150,858
Non-executives:
An Huang Chen	59,536	*%	117,072	*%	57,536
Deborah E. Cunningham	46,309	*%	92,619	*%	46,309
Christopher B. Denby	60,441	*%	152,082	1.0%	59,641
Sarah U. Evans	45,504	*%	109,709	*%	44,204
James L. Field	105,390	*%	198,574	1.2%	105,390
John M. Galloway	50,632	*%	111,152	*%	50,519
Jushua Gray	80,431	*%	137,822	*%	80,431
Michael J. Higgins	57,432	*%	112,726	*%	56,132
Elizabeth B. Keffer	202,782	1.3%	395,565	2.4%	192,782
Stephen W. Kett	51,923	*%	103,846	*%	51,923
Bradford S. Koles, Jr.	82,270	*%	151,597	1.0%	80,270
Andrew W. Lee	50,519	*%	111,039	*%	50,519
Edward T. Lentz	117,879	*%	208,081	1.3%	117,879
Robert B. Moore	79,428	*%	158,856	1.0%	79,428
Alexander B. Packard	43,100	*%	96,427	*%	42,100
Franziska R. Shaw	58,426	*%	122,140	*%	55,426
Mary D. van Hoose	46,288	*%	111,194	*%	44,906
Other non-executives (73 persons)	771,968	4.7%	1,789,421	10.2%	744,122
All directors and executive officers as a group	946,228	5.7%	1,981,127	11.1%	621,721

(1)	The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, the holder is treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to a holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(3)	The number of shares and percentage included in these columns include the issued and outstanding shares beneficially owned, without regard to whether or not shares that are subject to options are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares are deemed to be outstanding for the purpose of calculating the percentage of common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(4)	Includes shares to be sold by such holder pursuant to this prospectus supplement that will be issued immediately prior to their sale as a result of the exercise of options.

*	Represents less than 1%.

PLAN OF DISTRIBUTION

      We are registering 2,980,990 shares of our common stock under the registration statement of which this prospectus forms a part on behalf of the selling stockholders named in this prospectus. The selling stockholders will bear all expenses in connection with the registration of the shares of our common stock offered and being sold by this prospectus, as well as all brokerage commissions and similar selling expenses, if any, attributable to sales of the shares. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. These transactions may or may not involve brokers, dealers, agents or underwriters.

      The selling stockholders may effect sales of shares:

•	acting as principals for their own account directly;

•	in ordinary brokerage transactions in which the broker solicits purchasers or executes unsolicited orders;

•	to brokers, dealers or underwriters in transactions in which the broker, dealer or underwriter acquires the shares as principal and resells the shares into the public market in one or more transactions in any manner permitted by the selling stockholders under this prospectus;

•	directly or through brokers or agents in private sales at negotiated prices; or

•	by any other legally available means.

      Offers to purchase shares covered by this prospectus also may be solicited by agents designated by the selling stockholders from time to time.

      Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions). In no event will such compensation exceed 8% of the proceeds of this offering. We will identify any such broker-dealers, agents or underwriters, and will disclose their compensation, in an applicable prospectus supplement.

      The selling stockholders and any broker-dealers, agents or underwriters that act in connection with the sale of shares might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. In this case, any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We and the selling stockholders may agree to indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will describe any such indemnification provisions in an applicable prospectus supplement.

      In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state, unless such state requirements are preempted by federal law or an exemption from the registration or qualification requirement is available and is complied with by us and by the selling stockholders.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of shares. Such supplement will disclose:

•	the name of each selling stockholder and of any participating broker, dealer, agent or underwriter;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable;

•	that, if applicable, any such broker, dealer, agent or underwriter did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts required to be disclosed under Item 508 of Regulation S-K or material to the transaction.

      There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered by this prospectus.

LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements and schedule for the year ended March 31, 2003, as set forth in their report, included in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      Our financial statements and schedules as of and for the year ended March 31, 2001, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP. Arthur Andersen LLP has not reissued its report with respect to those financial statements and schedules and we have not been able to obtain, after reasonable efforts, Arthur Andersen LLP’s written consent to the incorporation in this prospectus of said report. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this prospectus without a written consent from Arthur Andersen LLP. Since Arthur Andersen LLP has not issued its consent to the incorporation of their report in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933.

________________________________________________________________________________

      The Advisory Board Company

2,524,754 Shares

Common Stock

Deutsche Bank Securities

Prospectus Supplement

February 25, 2004